UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 1, 2010  (May 27, 2010)

HALLADOR ENERGY COMPANY
(Exact name of registrant as specified in its charter)

Colorado	0-14731	84-1014610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1660 Lincoln Street, Suite 2700, Denver Colorado	80264-2701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 303-839-5504

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 27, 2010 our Board of Directors declared a special one-time cash dividend of $0.10 per common share of which there are 27,782,028 outstanding. The cash dividend will be payable July 16, 2010 to shareholders of record at the close of business July 9, 2010.

Furthermore, the board approved that the $.10 dividend would also apply to the 1,152,000 outstanding restricted stock units and to the 434,167 outstanding stock options.  The total cash payment for all the outstanding securities will be about $2.9 million.

Victor Stabio, our CEO, will receive a cash payment of $53,000 for his 330,000 outstanding RSUs and 200,000 outstanding stock options; Brent Bilsland, our President, will receive a cash payment of $25,000 for his 250,000 outstanding RSUs; Andy Bishop, our CFO, will receive a cash payment of $20,000 for his 200,000 outstanding RSUs and Larry Martin, the CFO of our wholly- owned subsidiary, Sunrise Coal, will receive a cash payment of $2,500 for his 25,000 outstanding RSUs.  These payments are exclusive of the cash payments the four officers will each receive pursuant to their respective stock ownership.

Item 9.01: Financial Statements and Exhibits

(d)  Exhibits

99 -	Hallador Energy Company Announces a One-Time Cash Dividend of $0.10 Per Share

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 1, 2010	HALLADOR ENERGY COMPANY By:/S/W. ANDERSON BISHOP W. Anderson Bishop, CFO